Grant Park Fund Weekly Commentary

For the Week Ended May 27, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jun 2006 - May 2011)

Class	Week ROR	MTD MAY 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.4%	-6.9%	-4.2%	6.0%	-1.5%	3.4%	5.5%	3.4%	12.4%	-16.4%	0.3	0.4
B**	0.4%	-7.0%	-4.4%	5.4%	-2.2%	2.7%	N/A	2.7%	12.4%	-17.1%	0.3	0.3
Legacy 1***	0.5%	-6.7%	-3.3%	7.9%	N/A	N/A	N/A	-0.4%	11.6%	-10.9%	0.0	0.0
Legacy 2***	0.5%	-6.6%	-3.4%	7.5%	N/A	N/A	N/A	-0.7%	11.6%	-11.1%	0.0	-0.1
Global 1***	0.2%	-6.5%	-4.4%	2.9%	N/A	N/A	N/A	-2.8%	10.9%	-13.3%	-0.2	-0.3
Global 2***	0.2%	-6.5%	-4.5%	2.7%	N/A	N/A	N/A	-3.1%	10.9%	-13.5%	-0.2	-0.4
Global 3***	0.2%	-6.7%	-5.2%	0.8%	N/A	N/A	N/A	-4.9%	10.9%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-0.1%	-2.2%	6.7%	24.6%	0.6%	3.1%	2.5%	3.1%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	0.9%	3.0%	4.0%	5.4%	7.1%	7.7%	7.2%	7.7%	11.2%	-12.3%	0.7	1.2

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	33%					33%
Energy	7%	Short	Gasoline Blendstock	2.0%	Long	6%	Short	Gasoline Blendstock	1.8%	Long
			Brent Crude Oil	1.5%	Long			Crude Oil	1.4%	Short
Grains/Foods	10%	Long	Corn	3.2%	Long	9%	Long	Corn	3.3%	Long
			Soybeans	1.3%	Long			Soybeans	1.3%	Long
Metals	16%	Long	Gold	4.7%	Long	18%	Long	Aluminum	5.0%	Short
			Aluminum	4.4%	Short			Gold	3.9%	Long
FINANCIALS	67%					67%
Currencies	30%	Short $	Australian Dollars	3.0%	Long	29%	Short $	Australian Dollars	3.5%	Long
			U.S. Dollar/ Japanese Yen	2.4%	Long			Japanese Yen	2.3%	Long
Equities	13%	Long	S&P 500	3.0%	Long	14%	Long	S&P 500	3.2%	Long
			Dax Index	2.2%	Long			Dax Index	2.5%	Long
Fixed Income	24%	Long	U.S. 2-Year Treasury Notes	4.0%	Long	24%	Long	U.S. 2-Year Treasury Notes	4.9%	Long
			U.S. 10-Year Treasury Notes	3.3%	Long			U.S. 10-Year Treasury Notes	3.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Speculators drove natural gas markets higher as forecasts for warmer weather in the U.S. supported increased demand. Crude oil prices moved higher as temporary shutdowns at some major U.S. refineries caused supply concerns. The rally was also supported by a report from the U.S. Energy Information Administration showing an increase in domestic demand for crude oil.

Grains/Foods

Wheat prices moved higher as investors believed storms in the Midwestern U.S. could further delay plantings. Sugar prices also moved higher following reports that Brazilian output was expected to fall short of 2010 levels.

Metals

Gold and silver prices moved sharply higher as a weaker U.S. dollar supported buying. Safe-haven buying caused by concerns over ongoing tension in the Middle East and Africa also played a role in driving precious metals prices higher. Copper prices rallied in excess of 1% on reports that showed improvements in Chinese demand. Heavy buying by large commodity funds also contributed to copper's rally.

Currencies

Sharp declines in U.S. bond yields led to steady declines in the U.S. dollar against major counterparts. Positive Japanese economic data, including strong domestic retails sales, drove the Japanese yen higher. Concerns fostered by the worsening turmoil in Yemen and ongoing tension in Africa supported the Swiss franc as investors sought safe-haven assets.

Equities

Asian equities endured declines as weak earnings reports from several key Asian firms weighed on investor sentiment. European share prices also moved lower following Standard & Poor's downgrading of Italy's credit rating, which supported fears of ongoing instability in the Eurozone debt markets.

Fixed Income

Elevated safe-haven buying caused by Eurozone debt concerns benefitted the U.S. Treasury markets, moving prices higher. Strong demand during recent Treasury auctions also supported the debt markets. In Europe, the uncertainty of the future of the sovereign debt markets of smaller Eurozone nations caused investors to shift their focus towards the German Bund markets, thereby driving prices higher.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.